[LETTERHEAD OF LAFLEUR BROWN LLP]

June 4, 2001

Stake Technology Ltd.
2838 Highway 7
Norval, Ontario
L0P 1K0

      Re:   Stake Technology Ltd. Form S-3 Registration Statement
            112,500 Common Shares without par value ("Common Shares").

Dear Ladies and Gentlemen:

            We have acted as Canadian counsel for Stake Technology Ltd. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933 of the United States relating to the sale by the selling Shareholder named in the Registration Statement. You have requested our opinion with respect to the matters set forth below.

            In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Common Shares to the selling Shareholder and, in addition, we have made such legal and factual examinations of the corporate records of the Company and applicable laws as we have considered necessary or appropriate in the circumstances.

            We are opining herein as the effect on the subject Common Shares only of the Canada Business Corporations Act and we express no opinion with respect to the applicability thereto or the effect thereon, of the laws of any other jurisdiction.

            Subject to the foregoing, it is our opinion that as of the date of this opinion, the Common Shares have been duly authorized, validly issued and are fully paid and nonassessable.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions "Enforceability of Civil Liabilities", "Legal Matters" and "Exhibits".

Yours very truly,

LAFLEUR BROWN LLP


/s/ LAFLEUR BROWN LLP

                                                                EXHIBIT# 5,23.1